Exhibit 10.1

PARADIGM GOVERNANCE PARTNERS LIMITED

EACH COMPANY LISTED IN THE SCHEDULE

EACH DIRECTOR LISTED IN THE SCHEDULE

DIRECTOR SERVICES AGREEMENT

DIRECTOR SERVICES AGREEMENT

THIS AGREEMENT is made as of April 7, 2022

AMONG:

1	Paradigm Governance Partners Limited, an ordinary company incorporated under the laws of the Cayman Islands with its registered office at One Capital Place, 3rd Floor, 136 Shedden Road, P.O. Box 677, KY1-9006, Grand Cayman, Cayman Islands (Paradigm);

2	Each Company Listed in the Schedule (each, the Company); and

3	Each Director Listed in the Schedule (each, the Director).

WHEREAS the Company has requested that Paradigm provide certain services to the Company, which Paradigm has agreed to do on the terms and conditions of this Agreement,

IT IS AGREED AS FOLLOWS:

1	Interpretation

1.1	ln this Agreement, unless the context otherwise requires:

Applicable Data Protection Laws means all applicable civil and common law, statute, subordinate legislation, treaty, binding regulations, directive, decision by law, ordinance, code, order, decree, injunction or judgement of any regulatory or government entity or court which relates to data privacy or data protection and are in force from time to time included without limitation that General Data Protection regulation (EU) 2016/679;

Articles means the memorandum and articles of association of the Company;

Affiliate, in relation to a person, means any other person that:

(a)	is controlled, whether directly or indirectly, by the first-mentioned person;

(b)	controls, whether directly or indirectly, the first-mentioned person;

(c)	is under common control, whether directly or indirectly, with the first-mentioned person; or

(d)	is an employee, officer, member, partner, associate or director of such person;

Board means the board of directors of the Company for the time being;

Business Combination means a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination between the Company and one or more businesses;

Business Day means any day which is not a Saturday, Sunday or a day on which banking institutions are obliged by law or regulation to close in the Cayman Islands, or such other day classified as a business day according to such criteria as the parties may agree;

Director means Independent Non-Executive Director;

DPL means the Cayman Islands Data Protection Act (As Revised);

Effective Date means the date of this Agreement;

Indemnified Party shall have the meaning given in clause 8;

Material Documents shall have the meaning given in clause 6; and

Prospectus means the final prospectus, dated December 14, 2021, filed by the Company with the U.S. Securities and Exchange Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended.

Registration Statement means the proxy statement or registration statement / prospectus / proxy statement, and each amendment and final version thereof, filed by the Company in connection with the Company’s (i) solicitation of proxies for the vote by the Company’s shareholders in connection with a Business Combination and, if applicable (ii) offer and issuance of securities to be issued in connection with the completion of a Business Combination, or any other similar disclosure document of the Company.

1.2	ln this Agreement, unless the context otherwise requires: (a) use of the singular includes the plural and vice versa; (b) words denoting a gender include every gender; (c) references to persons include bodies corporate and unincorporated; (d) any phrase introduced by the term “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; (e) references to statutes shall be construed as references to such statutes as amended, modified, extended, consolidated re-enacted or replaced, and shall include any subordinate legislation made thereunder; and (f) references to any document or agreement or organisational document are to be construed as references to such document or agreement or organisational document as in force for the time being and as amended, varied, supplemented, substituted or novated from time to time, provided that no amendment, variation or supplement to the Articles shall be effective for the purposes of, or to amend, this Agreement unless the Board shall have approved the same.

1.3	The division of this Agreement into clauses and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The Schedule forms part of this Agreement and its terms have the same force and effect as if they were expressly set out in the body of this Agreement.

2	Provision of Director

2.1	Paradigm agrees to provide the services of the Director to serve as a director of the Company with effect from the Effective Date.

3	Director’s duties

3.1	The Director will devote as much time, attention, ability and skills as are required to perform the Director’s normal duties as a director of the Company.

3.2	The Director will perform the Director’s duties faithfully, efficiently and diligently and use all reasonable endeavours to promote the best interests and reputation of the Company. ln particular, the Director’s responsibilities will include:

(a)	reviewing relevant documentation relating to the Company including, without limitation, the Registration Statement, contracts with service providers, information provided to shareholders and financial information;

(b)	attending meetings of the Board in person or by telephone, provided that the dates of such meetings have been communicated to the Director by the Company or its corporate secretary, as applicable, with reasonable advance notice, and provided further that the Director shall be excused from attending a meeting due to illness or incapacity or in any other reasonable circumstances as communicated to the Company at or in advance of such meeting;

(c)	considering all documents contained in board packs provided with reasonable advance notice to the Director by the Company or its corporate secretary, as applicable, so as to be able to participate in full in the Board’s deliberations;

(d)	bringing independent judgment to bear on issues of strategy, policy, resources, performance and regulatory matters;

(e)	providing advice and direction on all matters affecting the Company of which the Director is or becomes aware in the course of his duties including adherence to terms set forth in the Articles and Prospectus;

(f)	planning, developing and enhancing the future strategic direction of the Company;

(g)	signing contracts, filings, resolutions, representations, and other documents on behalf of the Company upon reasonable request;

(h)	where necessary or appropriate, liaising with the Company’s shareholders, professional advisers, service providers and regulators; and

(i)	sharing responsibility with the other directors of the Company for the effective control of the Company.

3.3	For the avoidance of doubt, the Director shall not, in connection with his obligations under this Agreement, be responsible for actively managing the Company in an executive role, the commercial structuring of the business of the Company, or for the rendering of investment, commercial, accounting, legal or tax advice to the Company or any other person. Such duties shall be delegated by the Board to the executive officers of the Company and the relevant professional or service provider, subject to the overall supervision and responsibility of the Board.

3.4	ln performing his duties as a director of the Company, the Director shall not be obliged to act in any manner which, in his opinion:

(a)	may be contrary to law;

(b)	may conflict with any provision of the Articles;

(c)	would result in the risk of prosecution or other sanction of any kind in any jurisdiction or the withdrawal of, or imposition of any conditions in respect of, any licence, consent or other authorisation issued to Paradigm or the Director by any legal, governmental or regulatory authority in any applicable jurisdiction;

(d)	may be in conflict with the Director’s fiduciary duty to the Company.

4	Duties of Company

4.1	The Director shall have an unrestricted right of access to all of the Company’s books and records. Without limiting the generality of the foregoing, the Company shall promptly provide to Paradigm, or cause to be provided to Paradigm:

(a)	copies of all documentation relating to the Company, including the Prospectus, the Registration Statement, the Articles, contracts with service providers, governance policies, information provided to shareholders (including marketing materials, performance reports and financial information) and periodic unaudited and audited financial reports;

(b)	reasonable notice of all board meetings, all relevant agendas and supporting documents for such meetings, and minutes of such meetings;

(c)	copies of the draft annual financial statements at least two full working days prior to the board meeting to approve such financial statements;

(d)	properly certified or authenticated copies of the Articles and all amendments thereto, and of such resolutions, votes and other proceedings as may be necessary or relevant to Paradigm or the Director for the purposes of this Agreement;

(f)	drafts of the Registration Statement, and each amendment thereto, and of any other document issued by or in relation to the Company; and

(g)	any additional information that Paradigm may reasonably require for the purposes of this Agreement.

5	Duties of Paradigm

5.1	ln the event that the Director ceases to be available to perform his functions as a member of the Board at any time owing to illness or incapacity, Paradigm shall notify the Company as soon as reasonably practicable and shall, if so requested by the Company, use its best endeavours to supply to the Company an alternate director to perform the functions of the Director until he is able to resume his duties pursuant to this Agreement.

6	Representations and Warranties

6.1	The Company represents and warrants to Paradigm and the Director that, during the term of the Director’s appointment:

(a)	the Company is validly existing and has full corporate power and authority to perform its obligations under this Agreement, and this Agreement has been duly and validly authorized, executed and delivered on behalf of the Company and constitutes its binding and enforceable obligation in accordance with its terms;

(b)	the Company has not been involved in any civil, criminal, or administrative actions or proceedings during the period of five years prior to the Effective Date, except as otherwise disclosed to the Director. The Company will promptly disclose to the Director the occurrence of any event within the scope of this paragraph;

(c)	all draft and executed versions of the material documents relevant to the Company (each as may be revised or amended from time to time and collectively referred to herein as the Material Documents), whether provided to the Director or Paradigm by the Company, its sponsor or professional advisers, constitute true, complete and correct copies of the Material Documents to the best extent of the Company’s knowledge;

(d)	to the best extent of the Company’s knowledge, the Material Documents comply in all material respects with all laws applicable to the relevant Company and its service providers and agents, if any; and

(e)	to the best extent of the Company’s knowledge, none of the Prospectus, the Registration Statement, or any of the related offering materials provided to investors contains, (or, in the case of the Registration Statement and any other future documents, will contain) , any information which is misleading in any material respect, nor do such materials fail to disclose any information which is required to be disclosed in order to make such information not misleading.

6.2	Paradigm represents and warrants to the Company that, during the term of the Director’s appointment:

(a)	in acting as a director of the Company, the Director will comply with all statutory, regulatory and common law duties and obligations applicable to the Director as a director of the Company, including without limitation:

(i)	any laws affecting the Company or directors of the Company which are in force from time to time;

(ii)	the Articles; and

(iii)	any codes of conduct or corporate governance adopted by the Company from time to time.

(b)	Paradigm is validly existing and has full corporate power and authority to perform its obligations under this Agreement, and this Agreement has been duly and validly authorized, executed and delivered on behalf of Paradigm and the Director and constitutes its binding and enforceable obligation in accordance with its terms.

7	Legal and Professional Advice

7.1	With the consent of the Board, Paradigm and the Director may refer any contentious and material issue faced by the Board or the Company to attorneys-at-law or other professional advisers at the Company’s cost. Without prejudice to the generality of the foregoing, the Director may seek legal or other professional advice on the Director’s own behalf in the Director’s capacity as a director of the Company and may incur reasonable legal and other professional expenses on behalf of the Company. The Director shall be entitled to reimbursement by the Company of all reasonable fees and disbursements thus incurred.

7.2	The Director shall be entitled to rely on any advice so obtained if the Director reasonably believes that such professional persons are reliable and competent in the matters and advice prepared or presented and/or such matters and advice are within the person’s professional qualifications and competence.

8	Liability and lndemnity

8.1	The Company and the Director will, at or prior to the Effective Time, enter into an indemnification agreement in the form attached as Exhibit A hereto (the Indemnification Agreement).

8.2	Subject to clause 16, Paradigm (the lndemnified Party) shall be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, fines, penalties, charges, expenses, losses, damages or liabilities of whatsoever nature and howsoever arising incurred or sustained by it if the lndemnified Party did not, in connection with the matter giving rise to the particular claim, engage in gross negligence or willful default in the execution or discharge of its duties, powers, authorities or discretions, including any costs, expenses, losses or liabilities incurred by it in defending (whether successfully or otherwise) any civil proceedings concerning the Company, its business or its affairs in any court whether in the Cayman Islands or elsewhere.

8.3	The lndemnified Party shall not, in the absence of gross negligence or willful default of the lndemnified Party, be liable for any costs, charges, expenses, losses, damages or liabilities of whatsoever nature and howsoever arising, incurred or sustained by the Company at any time from any cause whatsoever arising out of any act or omission on the part of the lndemnified Party in connection with their respective duties under this Agreement.

8.4	The indemnity and exculpation provisions in this clause 8 shall be in addition to the Indemnification Agreement and the indemnity and exculpation provisions in the Articles.

8.5	The Company shall, within 10 days of any written demand, advance to the lndemnified Party the full amount of all reasonable fees, costs and expenses (including legal costs, expenses and disbursements) reasonably anticipated by the lndemnified Party to be incurred by the lndemnified Party within three months in the defence of, or otherwise in connection with, any action or proceedings arising out of or in any way connected with this Agreement or the provision of the services hereunder. In the event that such an advance is made by the Company, the lndemnified Party shall reimburse the Company for such advanced fees, costs and expenses to the extent that it is subsequently determined by a final, non-appealable order of a court of competent jurisdiction that the lndemnified Party was not entitled to indemnification under this Agreement.

8.6	The provisions of this clause 8 shall remain in full force and effect after the termination of this Agreement.

9	D&O Insurance

9.1	The Company shall procure that any directors and officers insurance cover it has in place shall be extended to cover the Director as soon as practicable following the date of execution of this Agreement. If the Company has no directors and officers insurance cover in place, and if Paradigm requires such cover, the Company shall procure such insurance policy on terms which are customary in the market and acceptable to the Board within 90 days of the date hereof. The Company will seek to ensure that one of those terms will be to have expenses advanced in order to defend proceedings pursuant to clause 8.5.

10	Fees and Expenses

10.1	ln consideration of the provision of the services of the Director under this Agreement, the Company shall pay to Paradigm the following fees:

(a)	a base fee as detailed in the Schedule (the Annual Fee), payable on the Effective Date and annually thereafter in advance on 1 January in each year;

(b)	subject to clause 10.3, additional fees charged at the Director’s hourly rate (in half hour increments) in extraordinary circumstances as detailed in the Schedule, payable upon receipt by the Company of the relevant invoice; and

(c)	any additional fees agreed for services to be undertaken by Paradigm or the Director over and above those set out in this Agreement.

10.2	In the event Paradigm terminates this agreement in accordance with clause 14.2(b) it will refund the pro-rata amount of the Annual Fee for the period between the notice period expiration date and the end of that calendar year. Paradigm will make payment to the Company within 10 Business Days of the notice period expiration date.

10.3	The base fee payable under clause 10.1(a) shall be reviewed periodically during the continuance of this Agreement. Such review shall take account of the amount of effort, expertise and time being contributed by the Director to the Company. Following such review, the base fee may be increased by Paradigm by agreement with the Company and after public disclosure.

10.4	Paradigm may charge additional fees at its hourly rate as described under clause 10.1(b) with the prior consent of the Company (such consent not to be unreasonably withheld) only if the Director is required to deal with extraordinary matters not in the ordinary course of business of the Company including matters such as (i) threatened or actual litigation, (ii) regulatory investigations or proceedings against the Company or any Affiliate, or (iii) a restructuring or winding down of the business of the Company requiring considerable time and attention (excluding any liquidation or winding down occurring if the Company fails to complete a business combination within the combination window set forth in the Prospectus).

10.5	The Company shall pay or reimburse Paradigm for the reasonable out-of-pocket expenses properly incurred by Paradigm (on the Director’s behalf) or the Director in the Director’s performance of its duties under this Agreement, including travel, hotel and other expenses incurred in attending and returning from meetings of the Board or committees of the Board or general or class meetings of the Company, provided that such reimbursements in aggregate shall not exceed $500 in any calendar year unless separately agreed by the Company.

11	Non-exclusivity

11.1	Neither Paradigm nor the Director shall be required to devote their full time and attention to the business of the Company and may engage in any other business and/or be concerned or interested in or act as director or manager of any other company, entity or business.

11.2	The Company acknowledges that other companies and entities to which Paradigm and the Director provide services or advice may compete either directly or indirectly with the Company. Paradigm and the Director shall not be deemed to be given notice of, or to be under any duty to disclose to, the Company, any fact or thing which may come to the notice of Paradigm, the Director or any of Paradigm’s Affiliates in the course of Paradigm, the Director or any such Affiliate providing similar services to other persons in the course of Paradigm’s business in any other capacity. Notwithstanding anything contained herein to the contrary, during the term of this Agreement, the Director may not, without the prior written consent of the Company, agree to become, or become, a member of the board of directors of another technology-focused special purpose acquisition company (such consent not to be unreasonably withheld).

12	Notices

12.1	Any notice or communication required or authorised by this Agreement to be given by a party must be in writing in English and sent by any of the methods set out in the first column of the following table to the recipient’s postal address, or email address that appears below that table. The notice or communication is taken to be given on the date or at the time set out in the second column.

Method for giving notices	When taken to be given
By personal delivery	On the Business Day following day of delivery
By overnight courier service	On the third Business Day following the date of sending
By email sent to the recipient’s email address	On the Business Day following the day on which the recipient receives the email in readable form

12.2	For the purposes of this Section the respective relevant addresses and numbers are set out in the Schedule.

13	Confidentiality

13.1	Paradigm and the Director shall be entitled to store all documents, materials and other information relating to the business, financial position or interests of the Company within or outside the Cayman Islands.

13.2	No party shall at any time disclose to any person, and each party shall treat as confidential, any information relating to the business, financial position or interests of the parties which it may have obtained in connection with this Agreement, provided however that the provisions of this clause shall not apply:

(a)	to the disclosure of any information already known to the recipient;

(b)	to the disclosure of any such information which is or becomes public knowledge otherwise than as a result of the unauthorized or improper conduct of the recipient;

(c)	to any extent that disclosure is required by any law or order of any court or pursuant to any direction, request or requirement (whether or not having the force of law) of any central bank, government, suspicious transaction reporting body or other regulatory or taxation authority (including, without limitation, the Cayman Islands Monetary Authority and the Cayman Islands Financial Reporting Authority);

(d)	to the disclosure of any information to professional advisors who receive that disclosure under a duty of confidentiality; or

(e)	to the disclosure of any information with the consent of the parties to this Agreement.

13.3	The provisions of this clause 13 shall remain in full force and effect after the termination of this Agreement.

14	Term and Termination

14.1	The Director shall hold office in accordance with the Articles or other constituent documents. Upon removal, resignation or retirement of the Director as a director of the Company in accordance therewith, this Agreement shall terminate with respect to such directorship.

14.2	Without limiting clause 14.1, this Agreement may be terminated:

(a)	by the Company, upon not less than one calendar month’s notice to Paradigm. ln the event of such termination by the Company, the Director will resign as a director of the Company as of the expiration of the notice period or such other date(s) agreed by Paradigm and the Company;

(b)	by Paradigm, upon not less than one calendar month’s notice to the Company. ln the event of such termination by Paradigm, Paradigm shall continue to provide the relevant services for a time period to be agreed with the Company but no later than the expiration of the notice period or such other date(s) agreed by Paradigm and the Company;

(c)	by any party, with immediate effect upon notice to the other parties if another party is in material breach of any of the terms of this Agreement and:

(i)	the breach is not capable of remedy; or

(ii)	the breach is capable of remedy and is not remedied by the breaching party within 7 days of receipt of a notice from another party specifying the breach and requiring its remedy.

14.3	The termination of this Agreement shall be without prejudice to any rights that may have accrued hereunder to any party hereto prior to such termination.

14.4	Upon termination of this Agreement, both Paradigm and the Director shall be entitled to retain copies of all books of account, correspondence and documents in relation to the Company which the Director has created or received in the course of his duties as a director of the Company. ln the event that Paradigm holds any assets belonging to the Company it shall, at the expense of the Company or its liquidator, as the case may be, deliver such assets to the Company, or as it shall direct; provided, however, that Paradigm shall not be required to make any such delivery until paid in full for all of its fees, costs and expenses to it under this Agreement.

15	Data Protection

15.1	For the purposes of this clause, the terms “controller”, “personal data”, “process” has meanings given to them in the DPL.

15.2	Each party acknowledges and agrees that Paradigm may process personal data concerning: (i) the employees, directors, officers, investors of the Company; or (ii) any other living person in connection with this Agreement (in each case, “Relevant Data”), as described in Paradigm’s privacy Policy available on its website as the same may be amended from time to time.

15.3	Each party acknowledges and agrees that in respect of any Relevant Data, the Company shall be the data controller and Paradigm shall be a data processor for the purposes of the Applicable Data Protection Laws and the DPL.

15.4	Each party shall comply (and ensure that each of its subcontractors complies) with DPL and all Applicable Data Protection Laws in relation to its processing of any Relevant Data.

16	Waiver of Claims to Trust Account

16.1	Notwithstanding anything contained herein to the contrary, Paradigm and the Director each hereby agree that it and he do not have any right, title, interest or claim of any kind (each a Claim) in or to any monies in the trust account established in connection with the Company’s initial public offering for the benefit of the Company and holders of shares issued in such offering (the Trust Account), and hereby irrevocably waives any Claim it or he now have or may have in the future as a result of, or arising out of, (i) any services provided to the Company or (ii) any negotiations, contracts or agreements with the Company, in each case whether such Claim arises based on contract, tort, equity or any other theory of legal liability and will not seek recourse against such Trust Account for any reason whatsoever. Accordingly, Paradigm and the Director acknowledge and agree that any payments due under this Agreement, including any indemnification provided hereunder, will only be able to be satisfied by the Company if (i) the Company has sufficient funds outside of the Trust Account to satisfy its obligations hereunder or (ii) the Company consummates a Business Combination.

17	No Partnership

17.1	Nothing in this Agreement is intended to or shall operate to create a partnership or joint venture of any kind between the parties. The Director shall not be deemed to be an employee of the Company or entitled to employee benefits from the Company.

18	Successors and Assigns

18.1	This Agreement shall enure to the benefit of, and be binding on, the parties and their respective heirs, executors, administrators, successors and permitted assigns. No party may assign or transfer or purport to assign or transfer, any of its rights or obligations under this Agreement without the prior consent of the other parties.

19	Illegality and Severance

19.1	If any provision of this Agreement is determined to be illegal, void, invalid or unenforceable under the laws of any jurisdiction:

(a)	the legality, validity and enforceability of the remainder of this Agreement shall not be affected;

(b)	the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected;

(c)	such illegal, void or unenforceable provision shall be deemed to be severable from any other provision of this Agreement; and

(d)	the parties shall negotiate in good faith to agree the terms of a mutually acceptable and satisfactory alternative provision in place of the provision so deleted.

20	Entire Agreement

20.1	This Agreement sets forth the entire Agreement and understanding between the parties in respect of the subject matter of this Agreement. No variation of this Agreement shall be effective unless signed for or on behalf of both the parties hereto.

21	Counterparts

21.1	This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be an original and all the counterparts together shall constitute one and the same instrument.

22	Waiver, forbearance and variation

22.1	The rights of the parties under this Agreement shall not be prejudiced or restricted by any indulgence or forbearance extended to another party. No waiver by any party in respect of a breach shall operate as a waiver in respect of any subsequent breach.

22.2	This Agreement shall not be varied or cancelled, unless the variation or cancellation is expressly agreed in writing by each party.

23	Governing Law and Jurisdiction

23.1	This Agreement shall be governed by, and construed in accordance with, the laws of the Cayman Islands.

Each party irrevocably agrees to submit to the non-exclusive jurisdiction of the courts of the Cayman Islands over any claim or matter arising under or in connection with this Agreement.

IN WITNESS WHEREOF the parties (or their duly authorised representatives) have caused this Agreement to be duly executed as at the date first above written.

Signed for and on behalf of

PARADIGM GOVERNANCE PARTNERS LIMITED

/s/ Geoff Ruddick
Signature

Geoff Ruddick
Print name

Director
Title

Signed for and on behalf of
Ahren Acquisition Corp., as the Company

/s/ Elliot Richmond
Signature

Elliot Richmond
Print name

Chief Financial Officer
Title

Signed by
Jonathan Roney, as Director

/s/ Jonathan Roney
Signature

SCHEDULE

Company	Ahren Acquisition Corp.
Director	Jonathan Roney
Annual Fee	• $25,000 per annum (or pro-rata for part thereof); increasing to • $40,000 per annum (or pro-rata for part thereof) post the execution of a Letter of Intent & exclusivity with a target company
Hourly Rate	US $500
Directors & Officers Insurance	• As at the date hereof, the Company has directors & officers insurance in place
Addresses for Notices

Ahren Acquisition Corp.

c/o Maples Corporate

Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

Attn: Christopher Oliver

Email: christopher.oliver@maples.com

Paradigm

Paradigm Governance Partners Limited
Attention: General Counsel’s Office

PO Box 677, Grand Cayman KY1-9006

One Capital Place, 3rd Floor

136 Shedden Rd

Cayman Islands

Email: generalcounsel@paradigm.ky

Director

Jonathan Roney

c/o Paradigm Governance Partners Limited

PO Box 677, Grand Cayman KY1-9006

One Capital Place, 3rd Floor

136 Shedden Rd

Cayman Islands

Email: jroney@paradigm.ky

Exhibit A – Indemnification Agreement